Exhibit 99.2

Kingswood Acquisition Corp. Announces Closing of

$115 Million Initial Public Offering

November 24, 2020

NEW YORK—(BUSINESS WIRE)—Kingswood Acquisition Corp. (NYSE: KWAC.U) (“KWAC” or the “Company”) announced today the closing of its initial public offering (“IPO”) of 11,500,000 units, including 1,500,000 units issued to the underwriters upon the full exercise of their over-allotment option, at a price to the public of $10.00 per unit. The units began trading on The New York Stock Exchange (the “NYSE”) under the symbol “KWAC.U” on November 20, 2020. Each unit issued in the IPO consists of one share of Class A common stock and three-fourths of one warrant, with each whole warrant entitling the holder thereof to purchase one share of Class A common stock at $11.50 per share upon the consummation of an initial business combination. Once the securities comprising the units begin trading, the Class A common stock and the warrants are expected to be traded on the NYSE under the symbols “KWAC” and “KWAC WS,” respectively.

Oppenheimer & Co. Inc. is the sole book-running manager and Odeon Capital, LLC is the lead manager for the IPO.

The offering is being made only by means of a prospectus. Copies of the prospectus related to this offering may be obtained from Oppenheimer & Co. Inc. at 85 Broad St., New York, NY 10004.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on November 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KWAC

Kingswood Acquisition Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company intends to identify a target business in the financial services industry with a focus on delivering differentiated financial services in the wealth management, financial advisory and investment management sectors to the mass affluent and private client investor community. Kingswood Acquisition Corp. is led by Gary Wilder, Group CEO of Kingswood (AIM: KWG) and Executive Chairman of Kingswood US, who serves as Executive Chairman and Director, and Michael Nessim, President of Kingswood US and CEO of Benchmark Investments, who serves as CEO and Director. Kingswood Acquisition Corp.’s Board of Directors includes Larry Roth, managing partner of RLR Strategic Partners LLC, a consulting firm to senior management teams, boards of directors and advisory boards of wealth management firms and former Chief Executive Officer of Cetera Financial Group.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

For media:
Abby Aylman Cohen
Greentarget
917-596-4758
acohen@greentarget.com

For investors:
Gary Wilder
Executive Chairman
Kingswood Acquisition Corp.
+447770337995
gary.wilder@moorparkcapital.com

Michael Nessim
Chief Executive Officer
Kingswood Acquisition Corp.
917-848-0971
mnessim@benchmarkinvestments.com